Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO

EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AIRNET COMMUNICATIONS CORPORATION

Pursuant to the provisions of Section 242 of the General Corporation Law of Delaware:

THE UNDERSIGNED, being a duly appointed officer of AirNet Communications Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law of the State of Delaware (the “DGCL”), for the purpose of amending the Corporation’s Eighth Amended and Restated Certificate of Incorporation, as amended to the date hereof (the “Certificate of Incorporation”) filed pursuant to Section 102 of the DGCL, hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:

FIRST: The amendments effected hereby have been duly adopted in accordance with the provisions of Section 242 of the DGCL.

SECOND: That Article IV.A of the Corporation’s Certificate of Incorporation is hereby amended in its entirety to read as follows:

A. CLASSES OF STOCK. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 400,000,000 shares, consisting of 400,000,000 shares of Common Stock, par value $.001 per share (“Common Stock”), and no shares of Preferred Stock (“Preferred Stock”).

THIRD: That Article IV.B(3) of the Corporation’s Certificate of Incorporation is hereby amended in its entirety to read as follows:

3. Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment shall have been made to holders of outstanding Preferred Stock, if any, of the full amount of which they are entitled pursuant to this Certificate of Incorporation and any amendments thereto that may be validly adopted from time to time, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock, if any, to share ratably, in accordance with the number of shares of Common Stock held by each such holder, in all remaining assets of the Corporation available for distribution among the holders of Common Stock, whether such assets are capital, surplus, or earnings. For the purposes of this Article IV.B., neither the consolidation or merger of the Corporation with or into any other corporation or corporations in which the stockholders of the Corporation receive capital stock and/or other securities (including debt securities) of the acquiring corporation (or of the direct or indirect parent corporation of the acquiring corporation), nor the sale, lease or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation as those terms are used in this Article IV.B.

THIRD: That Article IV.C of the Corporation’s Certificate of Incorporation, concerning the rights, preferences, privileges and restrictions of the Corporation’s Preferred Stock, is hereby deleted in its entirety.

FOURTH: That Annex I to the Corporation’s Certificate of Incorporation, concerning the Certificate of Designation of the Corporation’s Series B Convertible Preferred Stock, is hereby deleted in its entirety.

IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this 21st day of August, 2003 and affirms the statements contained herein as true under penalty of perjury.

AIRNET COMMUNICATIONS CORPORATION

By:	/s/ Glenn A. Ehley

Name: Glenn A. Ehley Title: President and Chief Executive Officer

ATTESTED:

/s/ Stuart P. Dawley

Stuart P. Dawley

Corporate Secretary